As filed with the Securities and Exchange Commission on
February 9, 2024
Registration No. 33-23623
811-05635

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM N-1A
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REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933	/ X /
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Pre-Effective Amendment No.	/ /
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Post-Effective Amendment No. 50	/ X /

And/or	----
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REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY	/ X /
ACT OF 1940	----
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Amendment No. 51	/ X /
(Check appropriate box or boxes)	----
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PUTNAM DIVERSIFIED INCOME TRUST
(Exact Name of Registrant as Specified in Charter)

100 Federal Street, Boston, Massachusetts 02110
(Address of Principal Executive Offices) (Zip Code)

Registrant's Telephone Number, including Area Code
(617) 292-1000

It is proposed that this filing will become effective immediately upon filing pursuant to Rule 462(d) under the Securities Act of 1933, as amended.

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STEPHEN J. TATE, Vice President
PUTNAM DIVERSIFIED INCOME TRUST
100 Federal Street
Boston, Massachusetts 02110
(Name and address of agent for service)
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Copy to:
BRYAN CHEGWIDDEN, Esquire
ROPES & GRAY LLP
1211 Avenue of the Americas
New York, New York 10036

and

JAMES E. THOMAS, Esquire
ROPES & GRAY LLP
800 Boylston Street
Boston, Massachusetts 02199
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EXPLANTORY NOTE

Post-Effective Amendment No. 49 to the Registration Statement on Form N-1A (File No. 33-23623) (the “Registration Statement”) of Putnam Diversified Income Trust (the “Registrant”) was filed on January 25, 2024, pursuant to Rule 485(b) under the Securities Act of 1933, as amended (the “Securities Act”).

This Post-Effective Amendment No. 50 is being filed pursuant to Rule 462(d) under the Securities Act solely for the purpose of adding updated Exhibits (d)(1) and (d)(2) to Post-Effective Amendment No. 49. This Post-Effective Amendment No. 50 does not modify any other part of the Registration Statement. Pursuant to Rule 462(d) under the Securities Act, this Post-Effective Amendment No. 50 shall become effective immediately upon filing with the Securities and Exchange Commission. The contents of Part A and Part B of Post-Effective Amendment No. 49 are incorporated herein by reference.

PUTNAM DIVERSIFIED INCOME TRUST

FORM N-1A

PART C

OTHER INFORMATION

Item 28.	Exhibits

(a) Amended and Restated Agreement and Declaration of Trust dated April 17, 2014 -- Incorporated by reference to Post-Effective Amendment No. 33 to the Registrant’s Registration Statement (No. 33-23623) filed on January 27, 2015.

(b) Amended and Restated Bylaws dated as of February 23, 2023 -- Incorporated by reference to Post-Effective Amendment No. 49 to the Registrant’s Registration Statement (No. 33-23623) filed on January 25, 2024.

(c)(1) Portions of Agreement and Declaration of Trust Relating to Shareholders' Rights -- Incorporated by reference to Post-Effective Amendment No. 33 to the Registrant’s Registration Statement (No. 33-23623) filed on January 27, 2015.

(c)(2) Portions of Bylaws Relating to Shareholders' Rights -- Incorporated by reference to Post-Effective Amendment No. 49 to the Registrant’s Registration Statement (No. 33-23623) filed on January 25, 2024.

(d)(1) Management Contract with Putnam Investment Management, LLC dated January 31, 2024.

(d)(2) Sub-Management Contract between Putnam Investment Management, LLC and Putnam Investments Limited dated January 1, 2024; Schedule A amended as of January 31, 2024.

(e)(1) Amended and Restated Distributor’s Contract with Putnam Retail Management Limited Partnership dated January 1, 2024 -- Incorporated by reference to Post-Effective Amendment No. 49 to the Registrant’s Registration Statement (No. 33-23623) filed on January 25, 2024.

(e)(2)(i) Form of Dealer Sales Contract dated March 27, 2012 -- Incorporated by reference to Post-Effective Amendment No. 27 to the Registrant’s Registration Statement (No. 33-23623) filed on January 28, 2013.

(e)(2)(ii) Schedule of Dealer Sales Contracts conforming in all material respects to the Form of Dealer Sales Contract filed as Exhibit (e)(2)(i) but which have not been filed as exhibits to the Registrant's Registration Statement in reliance on Rule 483(d)(2) under the Securities Act of 1933, as amended -- Incorporated by reference to Post-Effective Amendment No. 35 to the Registrant’s Registration Statement (No. 33-23623) filed on January 26, 2016.

(e)(3)(i) Form of Financial Institution Sales Contract -- Incorporated by reference to Post-Effective Amendment No. 27 to the Registrant’s Registration Statement (No. 33-23623) filed on January 28, 2013.

(e)(3)(ii) Schedule of Financial Institution Sales Contracts conforming in all material respects to the Form of Financial Institution Sales Contract filed as Exhibit (e)(3)(i) but which have not been filed as exhibits to the Registrant's Registration Statement in reliance on Rule 483(d)(2) under the Securities Act of 1933, as amended -- Incorporated by reference to Post-Effective Amendment No. 35 to the Registrant’s Registration Statement (No. 33-23623) filed on January 26, 2016.

(f) Trustee Retirement Plan dated October 4, 1996, as amended July 21, 2000 -- Incorporated by reference to Post-Effective Amendment No. 17 to the Registrant’s Registration Statement (No. 33-23623) filed on January 28, 2005.

(g)(1) Master Custodian Agreement with State Street Bank and Trust Company dated January 1, 2007; Appendix A amended as of July 24, 2017 -- Incorporated by reference to Post-Effective Amendment No. 40 to the Registrant’s Registration Statement (No. 33-23623) filed on January 25, 2018.

(g)(2) Amendment to Master Custodian Agreement with State Street Bank and Trust Company dated June 25, 2021-- Incorporated by reference to Post-Effective Amendment No. 47 to the Registrant’s Registration Statement (No. 33-23623) filed on January 26, 2022.

(h)(1) Amended & Restated Investor Servicing Agreement – Open-End Funds with Putnam Investment Management, LLC and Putnam Investor Services, Inc. dated July 1, 2013; Appendix A amended as of April 4, 2023 -- Incorporated by reference to Post-Effective Amendment No. 49 to the Registrant’s Registration Statement (No. 33-23623) filed on January 25, 2024.

(h)(2) Letter of Indemnity with Putnam Investment Management, LLC dated December 18, 2003 -- Incorporated by reference to Post-Effective Amendment No. 17 to the Registrant’s Registration Statement (No. 33-23623) filed on January 28, 2005.

(h)(3) Liability Insurance Allocation Agreement dated December 18, 2003 -- Incorporated by reference to Post-Effective Amendment No. 17 to the Registrant’s Registration Statement (No. 33-23623) filed on January 28, 2005.

(h)(4) Master Sub-Accounting Services Agreement between Putnam Investment Management, LLC and State Street Bank and Trust Company dated January 1, 2007; Appendix A amended as of July 24, 2017 -- Incorporated by reference to Post-Effective Amendment No. 40 to the Registrant’s Registration Statement (No. 33-23623) filed on January 25, 2018.

(h)(5) Amendment to Master Sub-Accounting Services Agreement between Putnam Investment Management, LLC and State Street Bank and Trust Company dated August 1, 2013 -- Incorporated by reference to Post-Effective Amendment No. 29 to the Registrant’s Registration Statement (No. 33-23623) filed on November 1, 2013.

(h)(6) Amendment to Master Sub-Accounting Services Agreement between Putnam Investment Management, LLC and State Street Bank and Trust Company dated June 25, 2021-- Incorporated by reference to Post-Effective Amendment No. 47 to the Registrant’s Registration Statement (No. 33-23623) filed on January 26, 2022.

(h)(7) Amended and Restated Master Interfund Lending Agreement with the Trusts party thereto and Putnam Investment Management, LLC dated September 24, 2021; Schedules A and B amended as of April 4, 2023 -- Incorporated by reference to Post-Effective Amendment No. 49 to the Registrant’s Registration Statement (No. 33-23623) filed on January 25, 2024.

(h)(8) Credit Agreement with State Street Bank and Trust Company and certain other lenders dated September 24, 2015 -- Incorporated by reference to Post-Effective Amendment No. 35 to the Registrant’s Registration Statement (No. 33-23623) filed on January 26, 2016.

(h)(9) Joinder Agreement No. 1 to Credit Agreement with State Street Bank and Trust Company and certain other lenders dated August 29, 2016 -- Incorporated by reference to Post-Effective Amendment No. 37 to the Registrant’s Registration Statement (No. 33-23623) filed on January 26, 2017.

(h)(10) Amendment No. 1 to Credit Agreement with State Street Bank and Trust Company dated September 22, 2016 -- Incorporated by reference to Post-Effective Amendment No. 37 to the Registrant’s Registration Statement (No. 33-23623) filed on January 26, 2017.

(h)(11) Amendment No. 2 to Credit Agreement with State Street Bank and Trust Company dated September 21, 2017 -- Incorporated by reference to Post-Effective Amendment No. 40 to the Registrant’s Registration Statement (No. 33-23623) filed on January 25, 2018.

(h)(12) Amendment No. 3 to Credit Agreement with State Street Bank and Trust Company dated September 20, 2018 -- Incorporated by reference to Post-Effective Amendment No. 42 to the Registrant’s Registration Statement (No. 33-23623) filed on January 28, 2019.

(h)(13) Amendment No. 4 to Credit Agreement with State Street Bank and Trust Company dated September 19, 2019 -- Incorporated by reference to Post-Effective Amendment No. 45 to the Registrant’s Registration Statement (No. 33-23623) filed on January 27, 2020.

(h)(14) Amendment No. 5 to Credit Agreement with State Street Bank and Trust Company dated October 18, 2019 -- Incorporated by reference to Post-Effective Amendment No. 46 to the Registrant’s Registration Statement (No. 33-23623) filed on January 27, 2021.

(h)(15) Amendment No. 6 and Consent No. 3 to Credit Agreement with State Street Bank and Trust Company dated August 27, 2020 -- Incorporated by reference to Post-Effective Amendment No. 46 to the Registrant’s Registration Statement (No. 33-23623) filed on January 27, 2021.

(h)(16) Amendment No. 7 to Credit Agreement with State Street Bank and Trust Company dated October 16, 2020 -- Incorporated by reference to Post-Effective Amendment No. 46 to the Registrant’s Registration Statement (No. 33-23623) filed on January 27, 2021.

(h)(17) Amendment No. 8 to Credit Agreement with State Street Bank and Trust Company dated October 15, 2021-- Incorporated by reference to Post-Effective Amendment No. 47 to the Registrant’s Registration Statement (No. 33-23623) filed on January 26, 2022.

(h)(18) Amendment No. 9 to Credit Agreement with State Street Bank and Trust Company dated October 14, 2022 -- Incorporated by reference to Post-Effective Amendment No. 48 to the Registrant’s Registration Statement (No. 33-23623) filed on January 25, 2023.

(h)(19) Amendment No. 10 to Credit Agreement with State Street Bank and Trust Company dated May 2, 2023 -- Incorporated by reference to Post-Effective Amendment No. 49 to the Registrant’s Registration Statement (No. 33-23623) filed on January 25, 2024.

(h)(20) Amendment No. 11 to Credit Agreement with State Street Bank and Trust Company dated December 7, 2023 -- Incorporated by reference to Post-Effective Amendment No. 49 to the Registrant’s Registration Statement (No. 33-23623) filed on January 25, 2024.

(h)(21) Amended and Restated Uncommitted Line of Credit Agreement with State Street Bank and Trust Company dated September 24, 2015 -- Incorporated by reference to Post-Effective Amendment No. 35 to the Registrant’s Registration Statement (No. 33-23623) filed on January 26, 2016.

(h)(22) First Amendment to Amended and Restated Uncommitted Line of Credit Agreement with State Street Bank and Trust Company dated August 29, 2016 -- Incorporated by reference to Post-Effective Amendment No. 37 to the Registrant’s Registration Statement (No. 33-23623) filed on January 26, 2017.

(h)(23) Second Amendment to Amended and Restated Uncommitted Line of Credit Agreement with State Street Bank and Trust Company dated September 22, 2016 -- Incorporated by reference to Post-Effective Amendment No. 37 to the Registrant’s Registration Statement (No. 33-23623) filed on January 26, 2017.

(h)(24) Third Amendment to Amended and Restated Uncommitted Line of Credit Agreement with State Street Bank and Trust Company dated September 21, 2017 -- Incorporated by reference to Post-Effective Amendment No. 40 to the Registrant’s Registration Statement (No. 33-23623) filed on January 25, 2018.

(h)(25) Fourth Amendment to Amended and Restated Uncommitted Line of Credit Agreement with State Street Bank and Trust Company dated September 20, 2018 -- Incorporated by reference to Post-Effective Amendment No. 42 to the Registrant’s Registration Statement (No. 33-23623) filed on January 28, 2019.

(h)(26) Fifth Amendment to Amended and Restated Uncommitted Line of Credit Agreement with State Street Bank and Trust Company dated September 19, 2019 -- Incorporated by reference to Post-Effective Amendment No. 45 to the Registrant’s Registration Statement (No. 33-23623) filed on January 27, 2020.

(h)(27) Sixth Amendment to Amended and Restated Uncommitted Line of Credit Agreement with State Street Bank and Trust Company dated October 18, 2019 -- Incorporated by reference to Post-Effective Amendment No. 46 to the Registrant’s Registration Statement (No. 33-23623) filed on January 27, 2021.

(h)(28) Seventh Amendment and Consent to Amended and Restated Uncommitted Line of Credit Agreement with State Street Bank and Trust Company dated August 27, 2020 -- Incorporated by reference to Post-Effective Amendment No. 46 to the Registrant’s Registration Statement (No. 33-23623) filed on January 27, 2021.

(h)(29) Eighth Amendment to Amended and Restated Uncommitted Line of Credit Agreement with State Street Bank and Trust Company dated October 16, 2020 -- Incorporated by reference to Post-Effective Amendment No. 46 to the Registrant’s Registration Statement (No. 33-23623) filed on January 27, 2021.

(h)(30) Ninth Amendment to Amended and Restated Uncommitted Line of Credit Agreement with State Street Bank and Trust Company dated October 15, 2021-- Incorporated by reference to Post-Effective Amendment No. 47 to the Registrant’s Registration Statement (No. 33-23623) filed on January 26, 2022.

(h)(31) Tenth Amendment to Amended and Restated Uncommitted Line of Credit Agreement with State Street Bank and Trust Company dated October 14, 2022 -- Incorporated by reference to Post-Effective Amendment No. 48 to the Registrant’s Registration Statement (No. 33-23623) filed on January 25, 2023.

(h)(32) Eleventh Amendment to Amended and Restated Uncommitted Line of Credit Agreement with State Street Bank and Trust Company dated May 2, 2023 -- Incorporated by reference to Post-Effective Amendment No. 49 to the Registrant’s Registration Statement (No. 33-23623) filed on January 25, 2024.

(h)(33) Twelfth Amendment to Amended and Restated Uncommitted Line of Credit Agreement with State Street Bank and Trust Company dated December 7, 2023 -- Incorporated by reference to Post-Effective Amendment No. 49 to the Registrant’s Registration Statement (No. 33-23623) filed on January 25, 2024.

(h)(34)(i) Form of Indemnification Agreement dated March 18, 2016 --Incorporated by reference to Post-Effective Amendment No. 37 to the Registrant’s Registration Statement (No. 33-23623) filed on January 26, 2017.

(h)(34)(ii) Schedule of Indemnification Agreements conforming in all material respects to the Form of Indemnification Agreement filed as Exhibit (h)(34)(i) but which have not been filed as exhibits to the Registrant’s Registration Statement in reliance on Rule 483(d)(2) under the Securities Act of 1933, as amended -- Incorporated by reference to Post-Effective Amendment No. 37 to the Registrant’s Registration Statement (No. 33-23623) filed on January 26, 2017.

(h)(35) Expense Limitation Agreement with Putnam Investment Management, LLC (“PIM”) dated July 27, 2023 -- Incorporated by reference to Post-Effective Amendment No. 49 to the Registrant’s Registration Statement (No. 33-23623) filed on January 25, 2024.

(h)(36) Expense Limitation Agreement with Putnam Investor Services, Inc. (“PSERV”) dated July 1, 2022 -- Incorporated by reference to Post-Effective Amendment No. 48 to the Registrant’s Registration Statement (No. 33-23623) filed on January 25, 2023.

(i) Opinion of Ropes & Gray LLP, including consent -- Incorporated by reference to Post-Effective Amendment No. 8 to the Registrant’s Registration Statement (No. 33-23623) filed on January 29, 1996.

(j) Consent of Independent Registered Public Accounting Firm –PricewaterhouseCoopers, LLP -- Incorporated by reference to Post-Effective Amendment No. 49 to the Registrant’s Registration Statement (No. 33-23623) filed on January 25, 2024.

(k) Not applicable.

(l) Investment Letter from Putnam Investments, LLC to the Registrant -- Incorporated by reference to Pre-Effective Amendment No. 1 to the Registrant’s Registration Statement. (P)

(m)(1) Class A Distribution Plan and Agreement dated January 1, 1990 -- Incorporated by reference to Post-Effective Amendment No. 3 to the Registrant’s Registration Statement. (P)

(m)(2) Class B Distribution Plan and Agreement dated February 28, 1993 -- Incorporated by reference to Post-Effective Amendment No. 6 to the Registrant’s Registration Statement. (P)

(m)(3) Class C Distribution Plan and Agreement dated January 8, 1999 -- Incorporated by reference to Post-Effective Amendment No. 12 to the Registrant’s Registration Statement (No. 33-23623) filed on January 28, 2000.

(m)(4) Class M Distribution Plan and Agreement dated November 28, 1994 -- Incorporated by reference to Post-Effective Amendment No. 7 to the Registrant’s Registration Statement (No. 33-23623) filed on December 1, 1994.

(m)(5) Class R Distribution Plan and Agreement dated November 14, 2003 -- Incorporated by reference to Post-Effective Amendment No. 16 to the Registrant’s Registration Statement (No. 33-23623) filed on January 29, 2004.

(m)(6) Class T Distribution Plan and Agreement dated February 22, 2017 -- Incorporated by reference to Post-Effective Amendment No. 39 to the Registrant’s Registration Statement (No. 33-23623) filed on February 28, 2017.

(m)(7)(i) Form of Dealer Service Agreement -- Incorporated by reference to Post-Effective Amendment No. 10 to the Registrant’s Registration Statement (No. 33-23623) filed on January 30, 1998.

(m)(7)(ii) Form of Amendment to Dealer Service Agreement -- Incorporated by reference to Post-Effective Amendment No. 49 to the Registrant’s Registration Statement (No. 33-23623) filed on January 25, 2024.

(m)(7)(iii) Schedule of Dealer Service Agreements conforming in all material respects to the Form of Dealer Service Agreement filed as Exhibit (m)(7)(i) but which have not been filed as exhibits to the Registrant's Registration Statement in reliance on Rule 483(d)(2) under the Securities Act of 1933, as amended -- Incorporated by reference to Post-Effective Amendment No. 35 to the Registrant’s Registration Statement (No. 33-23623) filed on January 26, 2016.

(m)(8)(i) Form of Financial Institution Service Agreement -- Incorporated by reference to Post-Effective Amendment No. 10 to the Registrant’s Registration Statement (No. 33-23623) filed on January 30, 1998.

(m)(8)(ii) Form of Amendment to Financial Institution Service Agreement -- Incorporated by reference to Post-Effective Amendment No. 49 to the Registrant’s Registration Statement (No. 33-23623) filed on January 25, 2024.

(m)(8)(iii) Schedule of Financial Institution Service Agreements conforming in all material respects to the Form of Financial Institution Service Agreement filed as Exhibit (m)(8)(i) but which have not been filed as exhibits to the Registrant's Registration Statement in reliance on Rule 483(d)(2) under the Securities Act of 1933, as amended -- Incorporated by reference to Post-Effective Amendment No. 35 to the Registrant’s Registration Statement (No. 33-23623) filed on January 26, 2016.

(n) Rule 18f-3 Plan dated November 1, 1999, as most recently amended March 1, 2021 -- Incorporated by reference to Post-Effective Amendment No. 49 to the Registrant’s Registration Statement (No. 33-23623) filed on January 25, 2024.

(p)(1) The Putnam Funds Code of Ethics dated January 27, 2023 -- Incorporated by reference to Post-Effective Amendment No. 49 to the Registrant’s Registration Statement (No. 33-23623) filed on January 25, 2024.

(p)(2) Putnam Investments Code of Ethics dated January 2024 -- Incorporated by reference to Post-Effective Amendment No. 49 to the Registrant’s Registration Statement (No. 33-23623) filed on January 25, 2024.

Item 29.	Persons Controlled by or Under Common Control with the Fund

The Registrant is not controlled by or under common control with any other person.

Item 30.	Indemnification

Reference is made to Article VIII, sections 1 through 3, of the Registrant’s Amended and Restated Agreement and Declaration of Trust, which is incorporated by reference to Post-Effective Amendment No. 33 to the Registrant’s Registration Statement on Form N-1A under the Investment Company Act of 1940, as amended (File No. 811-05635). In addition, the Registrant maintains a trustees and officers liability insurance policy under which the Registrant and its trustees and officers are named insureds. Certain service providers to the Registrant also have contractually agreed to indemnify and hold harmless the trustees against liability arising in connection with the service provider’s performance of services under the relevant agreement.

The Massachusetts business trusts comprising the Putnam funds (each, a “Trust”) have also agreed to contractually indemnify each Trustee. The agreement between the Trusts and each Trustee, in addition to delineating certain procedural aspects relating to indemnification and advancement of expenses to the fullest extent permitted by the Registrant’s Amended and Restated Agreement and Declaration of Trust and Amended and Restated Bylaws and the laws of The Commonwealth of Massachusetts, the Securities Act of 1933, the Securities Exchange Act of 1934 and the Investment Company Act of 1940, as now or hereafter in force, provides that each Trust severally shall indemnify and hold harmless the Trustee against any and all expenses actually and reasonably incurred by the Trustee in any proceeding arising out of or in connection with the Trustee’s service to the Trust, unless the Trustee has been adjudicated in a final adjudication on the merits to have engaged in certain disabling conduct.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to trustees, officers and controlling persons of the Registrant by the Registrant pursuant to the Registrant’s organizational instruments or otherwise, the Registrant is aware that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and, therefore, is unenforceable.

Item 31.	Business and Other Connections of the Investment Adviser

Except as set forth below, the directors and officers of each of Putnam Investment Management, LLC, the Registrant’s investment adviser (the “Investment Adviser”), Putnam Investments Limited, investment sub-manager to certain Putnam funds (the “Sub-Manager”), and The Putnam Advisory Company, LLC, investment sub-adviser to certain Putnam funds, have been engaged during the past two fiscal years in no business, profession, vocation or employment of a substantial nature other than as directors or officers of the Investment Adviser, Sub-Manager, or certain of the Investment Adviser’s corporate affiliates. Certain officers of the Investment Adviser serve as officers of some or all of the Putnam funds. Information as to the business, profession, vocation or employment of a substantial nature of the Investment Adviser and the directors and officers of the Investment Adviser within the past two fiscal years is included in the Form ADV filed by The Investment Adviser (File No. # 801-7974), which is incorporated herein by reference. The address of the Investment Adviser, its corporate affiliates other than the Sub-Manager, and the Putnam funds is 100 Federal Street, Boston, Massachusetts 02110. The address of the Sub-Manager is 16 St James’s Street, London, England, SW1A 1ER.

Name and Title	Non-Putnam business, profession, vocation or employment
N/A

Item 32. Principal Underwriter

(a) Putnam Retail Management Limited Partnership is the principal underwriter for each of the following investment companies, including the Registrant:

George Putnam Balanced Fund, Putnam Asset Allocation Funds, Putnam California Tax Exempt Income Fund, Putnam Convertible Securities Fund, Putnam Diversified Income Trust, Putnam Focused International Equity Fund, Putnam Funds Trust, Putnam Global Health Care Fund, Putnam Global Income Trust, Putnam High Yield Fund, Putnam Income Fund, Putnam International Equity Fund, Putnam Investment Funds, Putnam Large Cap Value Fund, Putnam

Massachusetts Tax Exempt Income Fund, Putnam Minnesota Tax Exempt Income Fund, Putnam Money Market Fund, Putnam Mortgage Securities Fund, Putnam New Jersey Tax Exempt Income Fund, Putnam New York Tax Exempt Income Fund, Putnam Ohio Tax Exempt Income Fund, Putnam Pennsylvania Tax Exempt Income Fund, Putnam Sustainable Leaders Fund, Putnam Target Date Funds, Putnam Tax Exempt Income Fund, Putnam Tax-Free Income Trust and Putnam Variable Trust.

(b) The directors and officers of the Registrant's principal underwriter are listed below. Except as noted below, no officer of the Registrant’s principal underwriter is an officer of the Registrant.

The principal business address of each person listed below is 100 Federal Street, Boston, Massachusetts 02110, unless otherwise noted.

Name	Position and Office with the Underwriter
Spector, Adam B. 1735 Market Street, Suite 1800 Philadelphia, PA 19103	Chief Executive Officer
Masom, Jeffrey 100 International Drive Baltimore, MD 21202	President
Cieprisz, Kenneth Franklin Templeton 280 Park Avenue New York, NY 10017	Co-Chief Compliance Officer
Higgins, Matthew W.	Co-Chief Compliance Officer
Ettinger, Robert D.	Financial and Operations Principal, Vice President and Treasurer
Tate, Stephen J.*	Chief Legal Officer, General Counsel and Secretary
McAuley O’Malley, Beth One Franklin Parkway San Mateo, CA 94403	Vice President and Assistant Secretary
Kerr, Susan Franklin Templeton 280 Park Avenue New York, NY 10017	Anti-Money Laundering Compliance Officer
Maher, Stephen B.	Assistant Treasurer
Norris, Cheryl A.	Assistant Treasurer
Robinson, Caitlin E.	Senior Counsel and Assistant Secretary
Clark, James F.**	Vice President
Whitaker, Anne N.	Manager, Compliance
Schmelzer, Vicki 100 International Drive Baltimore, MD 21202	Assistant Secretary

* Mr. Tate is Vice President and Chief Legal Officer of the Registrant.

** Mr. Clark is Vice President and Chief Compliance Officer of the Registrant.

Item 33.	Location of Accounts and Records

Persons maintaining physical possession of accounts, books and other documents required to be maintained by Section 31(a) of the Investment Company Act of 1940, as amended, and the Rules promulgated thereunder are the Registrant's Clerk, Michael J. Higgins; the Registrant's investment adviser, PIM; the Registrant's principal underwriter, Putnam Retail Management Limited Partnership (PRM); the Registrant's custodian, State Street Bank and Trust Company (which, in addition to its duties as custodian, also provides certain administrative, pricing and bookkeeping services); and the Registrant's transfer and dividend disbursing agent, Putnam Investor Services, Inc. The address of the Clerk, PIM, PRM and Putnam Investor Services, Inc. is 100 Federal Street, Boston, Massachusetts 02110. State Street Bank and Trust Company is located at One Congress Street, Suite 1, Boston, Massachusetts 02114-2016.

Item 34.	Management Services

None.

Item 35.	Undertakings

None.

NOTICE

A copy of the Amended and Restated Agreement and Declaration of Trust of Putnam Diversified Income Trust is on file with the Secretary of The Commonwealth of Massachusetts and notice is hereby given that this instrument is executed on behalf of the Registrant by an officer of the Registrant as an officer and not individually and the obligations of or arising out of this instrument are not binding upon any of the Trustees, officers or shareholders individually but are binding only upon the assets and property of the Registrant.

POWER OF ATTORNEY

I, the undersigned Trustee of each of the funds listed on Schedule A and Schedule B hereto (collectively, the “Funds”), hereby severally constitute and appoint Kenneth R. Leibler, George Putnam III, Jonathan S. Horwitz, Michael J. Higgins, Bryan Chegwidden, and James E. Thomas, and each of them singly, my true and lawful attorneys, with full power to them and each of them, to sign for me, and in my name and in the capacity indicated below, the Registration Statements on Form N-1A of each of the Funds listed on Schedule A hereto, the Registration Statements on Form N-2 of each of the Funds listed on Schedule B hereto, and any and all amendments (including post-effective amendments) to said Registration Statements and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto my said attorneys, and each of them acting alone, full power and authority to do and perform each and every act and thing requisite or necessary to be done in the premises, as fully to all intents and purposes as he might or could do in person, and hereby ratify and confirm all that said attorneys or any of them may lawfully do or cause to be done by virtue thereof.

WITNESS my hand and seal on the date set forth below.

Signature	Title	Date
/s/ Jane E. Trust Jane E. Trust	Trustee	January 31, 2024

Schedule A

George Putnam Balanced Fund

Putnam Asset Allocation Funds

Putnam California Tax Exempt Income Fund

Putnam Convertible Securities Fund

Putnam Diversified Income Trust

Putnam ETF Trust

Putnam Focused International Equity Fund

Putnam Funds Trust

Putnam Global Health Care Fund

Putnam Global Income Trust

Putnam High Yield Fund

Putnam Income Fund

Putnam International Equity Fund

Putnam Investment Funds

Putnam Large Cap Value Fund

Putnam Massachusetts Tax Exempt Income Fund

Putnam Minnesota Tax Exempt Income Fund

Putnam Money Market Fund

Putnam Mortgage Securities Fund

Putnam New Jersey Tax Exempt Income Fund

Putnam New York Tax Exempt Income Fund

Putnam Ohio Tax Exempt Income Fund

Putnam Pennsylvania Tax Exempt Income Fund

Putnam Sustainable Leaders Fund

Putnam Target Date Funds

Putnam Tax Exempt Income Fund

Putnam Tax-Free Income Trust

Putnam Variable Trust

Schedule B

Putnam Managed Municipal Income Trust

Putnam Master Intermediate Income Trust

Putnam Municipal Opportunities Trust

Putnam Premier Income Trust

signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, the Registrant has duly caused this Amendment to its Registration Statement to be signed on its behalf by the undersigned, duly authorized, in the City of Boston, and The Commonwealth of Massachusetts, on the 9th day of February, 2024.

PUTNAM DIVERSIFIED INCOME TRUST

By: /s/	Jonathan S. Horwitz, Executive Vice President,
Principal Executive Officer and Compliance
Liaison

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment to the Registration Statement has been signed below by the following persons in the capacities and on the date indicated:

Signature	Title

Kenneth R. Leibler*	Chair, Board of Trustees

Barbara M. Baumann*	Vice Chair, Board of Trustees

Robert L. Reynolds*	President and Trustee

Jonathan S. Horwitz*	Executive Vice President, Principal Executive
Officer and Compliance Liaison

Michael J. Higgins*	Vice President, Treasurer, and Clerk

Janet C. Smith*	Vice President, Principal Financial Officer,
Principal Accounting Officer and
Assistant Treasurer

Liaquat Ahamed*	Trustee

Katinka Domotorffy*	Trustee

Catharine Bond Hill*	Trustee

Jennifer Williams Murphy*	Trustee

Marie Pillai*	Trustee

George Putnam III*	Trustee

Manoj P. Singh*	Trustee

Mona K. Sutphen*	Trustee

Jane E. Trust**	Trustee

By: /s/ Jonathan S. Horwitz, as Attorney-in-Fact
February 9, 2024

* Signed pursuant to power of attorney filed in
Post-Effective Amendment No. 49 to the
Registrant’s Registration Statement on
January 25, 2024.

** Signed pursuant to power of attorney filed
herewith.

EXHIBIT INDEX

Item 28.	Exhibits
(d)(1)	Management Contract with Putnam Investment Management, LLC dated January 31, 2024.
(d)(2)	Sub-Management Contract between Putnam Investment Management, LLC and Putnam Investments Limited dated January 1, 2024; Schedule A amended as of January 31, 2024.